Ex. 18
February 19, 2026
Visteon Corporation
1 Village Center Dr.
Van Buren Charter Township, Michigan 48111

Dear Sirs/Madams:

We have audited the consolidated financial statements of Visteon Corporation and its subsidiaries as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 19, 2026, which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company’s change in accounting method for assessing the realizability of its deferred tax assets and resulting valuation allowance from the incremental cash tax savings methodology to the tax-law-ordering methodology.

Note 1 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2025 of the Company’s change in accounting method for assessing the realizability of its deferred tax assets and resulting valuation allowance from the incremental cash tax savings methodology to the tax-law-ordering methodology. In our judgment, such change is to an alternative accounting method that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP